UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2010

Manhattan Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32639	36-3898269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48 Wall Street, Suite 1110
New York, New York 10005
(Address of principal executive offices) (Zip Code)

(212) 582-3950
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2010, Manhattan Pharmaceuticals, Inc. (the “Company” or "Manhattan") appointed Malcolm Morville, Ph.D. and David Shimko, Ph.D. to serve on its board of directors.  Such appointments were made in accordance with the terms of the Agreement and Plan of Merger dated March 8, 2010 (the "Merger Agreement") by and among the Company, Ariston Pharmaceuticals, Inc., a Delaware corporation ("Ariston") and Ariston Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the "Merger Sub").

Malcolm Morville, Ph.D., age 64, continues to serve as President and CEO of Ariston, which as a result of the merger is a wholly-owned subsidiary of Manhattan, and continues to be compensated for his service as President and CEO of Ariston in accordance with the terms of employment that were in place prior to the merger.  Dr. Morville was appointed President and CEO of Ariston in December 2003 and served as a director of Ariston until the consummation of the merger between Ariston and Manhattan.  From 1970 to 1988, Dr. Morville was employed by Pfizer, both in the UK and US, in the discovery, development and marketing of many drugs and potential drugs for the treatment of neurology and central nervous system disorders, infectious, immunological, respiratory, cardiovascular and gastrointestinal diseases as well as diabetes and obesity. From 1988 to 1993, he held senior executive management positions at Immulogic Pharmaceuticals Corporation, a public biotechnology company. From 1993 to 2003, Dr. Morville was President and CEO and a director of Phytera, Inc., a private biotechnology corporation. He remains a director of Phytera. From 1993 to 2009, Dr. Morville was a director of Indevus Pharmaceuticals, Inc. (formerly Interneuron Pharmaceuticals, Inc.) a public biopharmaceutical company acquired Endo Pharmaceuticals Holdings, Inc. in March, 2009. Dr.  Morville received his B.Sc. and Ph.D. in biochemistry from the University of Manchester Institute of Science and Technology in the U.K.

David Shimko, Ph.D., age 49, served as a director of Ariston until the consummation of the merger between Ariston and Manhattan.  Mr. Shimko co-founded Risk Capital Management Partners LLC, an independent risk management consulting firm with a specialization in financial risk, and served as its President until it was acquired by Towers Perrin in June 2006.  Mr. Shimko provided transition services to Towers Perrin in connection with its acquisition of Risk Capital Management through December 2007.  Since the acquisition, Mr. Shimko has continued to act as an independent risk management consultant and has served as President of Winhall LLC.

Mr. Shimko has been appointed to serve on the Company's Audit Committee and Compensation Committee.

With respect to his service as a member of the Company's Board of Directors, Mr. Shimko will receive compensation as a non-employee director in accordance with the Company’s Non-employee Director Compensation Arrangement, which was adopted on January 30, 2007.  All cash payments under this arrangement were suspended on April 1, 2008 and remain suspended as of the date hereof.  Under this arrangement, non-employee directors are granted an option to purchase 50,000 shares of the Company's common stock upon their initial election or appointment to the Board. Thereafter on an annual basis, non-employee directors are entitled to an option to purchase 50,000 shares of the Company's common stock. Each non-employee director is entitled to a retainer of $20,000 per year, payable on a quarterly basis. In addition, each such director shall be entitled to a fee of $1,000 for each meeting of the Board attended in person, or $500 for attending a meeting by telephone or other electronic means. Each non-employee director serving on a committee of the Board is entitled to a fee of $1,000 for each meeting of such committee attended by such director in person, or $500 for attending a committee meeting by telephone or other electronic means. Each non-employee director is also entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with the performance of his service as a director, including without limitation, travel related expenses incurred in connection with attendance at Board or Board committee meetings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANHATTAN PHARMACEUTICALS, INC.

Date: March 23, 2010	By:	/s/ Michael G. McGuinness
Michael G. McGuinness
Chief Operating and Financial Officer